CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Income Auto-Callable Securities due 2016	$283,000	$38.60

February 2013 Pricing Supplement No. 601 Registration Statement No. 333-178081 Dated February 26, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.
The securities are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this document.  The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon but only if the determination closing price of the underlying stock is at or above the barrier level on the related observation date.  If, however, the determination closing price is less than the barrier level on any observation date, we will pay no interest for the related monthly period.  In addition, starting on the first anniversary of the original issue date, the securities will be automatically redeemed if the determination closing price is greater than or equal to the initial share price on any quarterly redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent monthly coupon.  At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the barrier level, the payment at maturity will also be the sum of the stated principal amount and the related contingent monthly payment.  However, if the final share price is less than the barrier level, investors will be exposed to the decline in the underlying stock on a 1 to 1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly payments throughout the 3-year term of the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the entire 3-year term and in exchange for the possibility of an automatic early redemption prior to maturity.  Investors will not participate in any appreciation of the underlying stock. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying stock:	Abercrombie & Fitch Co. common stock
Aggregate principal amount:	$283,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	February 26, 2013
Original issue date:	February 28, 2013 (2 business days after the pricing date)
Maturity date:	February 29, 2016
Early redemption:
If, on any redemption determination date, beginning on the third scheduled business day preceding February 28, 2014, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Determination closing price:
The closing price of the underlying stock on any redemption determination date or observation date, as applicable, other than the final observation date, times the adjustment factor on such determination date or observation date, as applicable

Redemption determination dates:	Quarterly, on the third scheduled business day preceding each scheduled early redemption date, subject to postponement for non-trading days and certain market disruption events
Early redemption dates:
Starting on February 28, 2014, quarterly on each February 28, May 28, August 28 and November 28; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial share price:	$45.46, which is equal to the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final observation date times the adjustment factor on such date
Contingent monthly coupon:
A contingent coupon at a rate of 10.00% per annum will be paid on the securities on each coupon payment date but only if the determination closing price of the underlying stock is at or above the barrier level on the related observation date.
If on any observation date, the determination closing price is less than the barrier level, we will pay no coupon for the applicable monthly period.  It is possible that the underlying stock will remain below the barrier level for extended periods of time or even throughout the entire 3-year term of the securities so that you will receive no contingent monthly coupons.

Barrier level:	$31.822, which is equal to 70% of the initial share price
Coupon payment dates:
Monthly, on the 28th day of each month, beginning March 28, 2013; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date.

Observation dates:
The third scheduled business day preceding each scheduled coupon payment date, beginning with the March 28, 2013 coupon payment date, subject to postponement for non-trading days and certain market disruption events.  We also refer to February 24, 2016, which is the third scheduled business day preceding the scheduled maturity date, as the final observation date.

Payment at maturity:
•  If the final share price is greater than or equal to the barrier level: (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the final observation date
•  If the final share price is less than the barrier level: (i) the stated principal amount multiplied by (ii) the share performance factor

Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Share performance factor:	Final share price divided by the initial share price
CUSIP / ISIN:	61761JCX5 / US61761JCX54
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$1,000	$35	$965
Total	$283,000	$9,905	$273,095
(1) The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security
(2) Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $35 for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $5 per security.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement..

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Auto-Callable Securities dated October 19, 2012                                  Prospectus dated November 21, 2011

Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Investment Summary

Contingent Income Auto-Callable Securities

Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016 With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co. (the “securities”) do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon but only if the determination closing price of the underlying stock is at or above 70% of the initial share price, which we refer to as the barrier level, on the related observation date.  If the determination closing price is less than the barrier level on any observation date, we will pay no coupon for the related monthly period.  It is possible that the determination closing price could remain below the barrier level for extended periods of time or even throughout the entire 3-year term of the securities so that you will receive few or no contingent monthly coupons during the entire term of the securities.  We refer to these coupons as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if the underlying stock were to be at or above the barrier level on some monthly observation dates, it may fluctuate below the barrier level on others.  In addition, if the final share price is less than the barrier level, investors will be exposed to the decline in the underlying stock on a 1 to 1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly payments.

Maturity:	Approximately 3 years
Contingent monthly coupon:
A contingent coupon at a rate of 10.00% per annum will be paid on the securities on each coupon payment date but only if the determination closing price of the underlying stock is at or above the barrier level on the related observation date.

If on any observation date, the determination closing price of the underlying stock is less than the barrier level, we will pay no coupon for the applicable monthly period.

Automatic early redemption quarterly on or after February 28, 2014:
Starting on February 28, 2014, if the determination closing price of the underlying stock is greater than or equal to the initial share price on any quarterly redemption determination date, beginning on the third scheduled business day preceding February 28, 2014, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related observation date.

Payment at maturity:
If the securities have not previously been redeemed and the final share price is greater than or equal to the barrier level, the payment at maturity will be the sum of the stated principal amount and the related contingent monthly coupon.

If the final share price is less than the barrier level, investors will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon but only if the determination closing price of the underlying stock is at or above the barrier level on the related observation date.  The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 3-year term of the securities in exchange for an opportunity to earn interest at a potentially above-market rate if the underlying stock closes at or above the barrier level on each monthly observation date unless the securities are redeemed early.  The following scenarios are for illustration purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed, the contingent coupon may be payable in none of, or some but not all of, the monthly periods during the 3-year term of the securities, and the payment at maturity may be less than 70% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity
This scenario assumes that, prior to early redemption, the underlying stock closes at or above the barrier level on some monthly observation dates but below the barrier level on the others.  Investors receive the contingent monthly coupon for the monthly periods that the determination closing price is at or above the barrier level on the related observation date, but not for the monthly periods that the determination closing price is below the barrier level on the related observation date.

When the underlying stock closes at or above the initial share price on a quarterly redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent monthly coupon with respect to the related observation date.

Scenario 2: The securities are not redeemed prior to maturity and investors receive principal back at maturity
This scenario assumes that the underlying stock closes at or above the barrier level on some monthly observation dates and below the barrier level on the others and the underlying stock closes below the initial share price on every quarterly redemption determination date.  Consequently, investors receive the contingent monthly coupon for the monthly periods that the determination closing price is at or above the barrier level on the related observation date, but not for the monthly periods that the determination closing price is below the barrier level on the related observation date.  On the final observation date, the underlying stock closes at or above the barrier level.  At maturity, in addition to the contingent monthly coupon with respect to the final observation date, investors will receive the stated principal amount.

Scenario 3: The securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity
This scenario assumes that the underlying stock closes at or above the barrier level on some monthly observation dates and below the barrier level on the others and the underlying stock closes below the initial share price on every quarterly redemption determination date.  Consequently, investors receive the contingent monthly coupon for the monthly periods that the determination closing price is greater than or equal to the barrier level on the related observation date, but not for the monthly periods that the determination closing price is below the barrier level on the related observation date.  On the final observation date, the underlying stock closes below the barrier level.  At maturity, investors will receive an amount equal to the stated principal amount multiplied by the share performance factor, which will be less than 70% of the stated principal amount and could be zero.  No coupon will be paid at maturity in this scenario.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price on each monthly observation date, (2) the determination closing price on each quarterly redemption determination date and (3) the final share price.  Please see “Hypothetical Examples” beginning on page 6 for an illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Monthly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting on February 28, 2014)

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Diagram #3:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date, whether the securities are redeemed prior to maturity will be determined on each quarterly redemption determination date (beginning after 1 year) and the payment at maturity will be determined by reference to the determination closing price on the final observation date.  The actual initial share price and barrier level are set forth on the cover of this document.  All payments on the securities are subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples below have been rounded for the ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Share Price:	$50
Hypothetical Barrier Level:	$35, which is 70% of the hypothetical initial share price
Contingent Monthly Coupon:
A contingent coupon at a rate of 10.00% per annum (corresponding to approximately $8.3333 per month) will be paid on each coupon payment date but only if the determination closing price of the underlying stock is at or above the barrier level on the related observation date.

Stated Principal Amount:	$1,000

In Example 1, the determination closing price of the underlying stock is greater than or equal to the initial share price on one of the quarterly redemption determination dates (beginning on the third scheduled business day preceding February 28, 2014).  Because the determination closing price is greater than or equal to the initial share price on such a date, the securities are automatically redeemed on the related early redemption date.  In Examples 2, 3, and 4, the determination closing price is less than the initial share price on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The securities are automatically redeemed following the quarterly redemption determination date in August 2014, as the determination closing price is equal to the initial share price on such redemption determination date.  The underlying stock declines substantially and the determination closing price is at or above the barrier level on only 5 of the 17 monthly observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive the contingent monthly coupons with respect to those 5 observation dates, totaling $8.3333 × 5 = $41.6665, but not for the other 12 observation dates.  The underlying stock in this example, however, recovers and the determination closing price is equal to the initial share price on the redemption determination date in August 2014.  Upon early redemption, investors receive the early redemption payment calculated as $1,000 + $8.3333 = $1,008.3333.

The total payment over the 1-year and 6-month term of the securities is $41.6665 + $1,008.3333 = $1,050.00.

Example 2—The securities are not redeemed prior to maturity, as the determination closing price is less than the initial share price on all quarterly redemption determination dates.  The determination closing price is at or above the barrier level on all 36 monthly observation dates including the final observation date.  Therefore, you would receive (i) the contingent monthly coupons with respect to the 35 observation dates prior to (and excluding) the final observation date, totaling $8.3333 × 35 = $291.6667 and (ii) the payment at maturity calculated as $1,000 + $8.3333 = $1,008.3333.

The total payment over the 3-year term of the securities is $291.6667 + $1,008.3333 = $1,300.00.

This example illustrates the scenario where you receive a contingent monthly coupon on every coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in a 10.00% per annum interest rate over the 3-year term of the securities.  This is therefore the maximum amount payable over the 3-year term of the securities.  To the extent that coupons are not paid on every coupon payment date, the effective interest rate on the securities will be less than 10.00% per annum and could be zero.

Example 3—The securities are not redeemed prior to maturity, as the determination closing price is less than the initial share price on all quarterly redemption determination dates.  The determination closing price is at or above the barrier level on 3 out of the 35 monthly observation dates prior to (and excluding) the final observation date and is at or above the barrier level on the final observation date.  Therefore, you would receive (i) the contingent monthly coupons with respect to those 3 observation dates prior to (and excluding) the final observation date, totaling $8.3333 × 3 = $24.9999, but not for the other 32 observation dates and (ii) the payment at maturity calculated as $1,000 + $8.3333 = $1,008.3333.

The total payment over the 3-year term of the securities is $24.9999 + $1,008.3333 = $1,033.33.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Example 4—The securities are not redeemed prior to maturity, as the determination closing price is less than the initial share price on all quarterly redemption determination dates.  The determination closing price is below the barrier level on all of the monthly observation dates, including the final observation date, on which the determination closing price is $25.  Therefore, you would receive (i) no contingent monthly coupons and (ii) the payment at maturity calculated as $1,000 × $25 / $50 = $500.

The total payment over the 3-year term of the securities is $0 + $500 = $500.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Risk Factors

The following is a list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

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The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any of the principal amount at maturity.  If the securities have not been automatically redeemed prior to maturity and if the final share price is less than the barrier level of 70% of the initial share price, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the share performance factor.  In this case, the payment at maturity will be less than 70% of the stated principal amount and could be zero.

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The securities do not provide for the regular payment of interest.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon but only if the determination closing price of the underlying stock is at or above 70% of the initial share price, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the determination closing price is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the determination closing price could remain below the barrier level for extended periods of time or even throughout the entire 3-year term of the securities so that you will receive few or no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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The contingent coupon, if any, is based only on the determination closing price of the underlying stock on the related monthly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the determination closing price of the underlying stock on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying stock on monthly observation dates, if the determination closing price of the underlying stock on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying stock was higher on other days during that interest period.

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Investors will not participate in any appreciation in the price of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent monthly coupon that is paid with respect to each observation date on which the determination closing price is greater than or equal to the barrier level, if any.

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The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying stock on any day, including in relation to the barrier level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	whether the determination closing price of the underlying stock has been below the barrier level on any observation date,

o	dividend rates on the securities underlying stock,

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For Example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the price of the underlying stock at the time of sale is below the barrier level or if market interest rates rise.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  The price of the underlying stock may decrease and be below the barrier level on each observation date so that you will receive no return on your investment and lose more than 30% or all of your initial investment in the securities.  There can be no assurance that the determination closing price of the underlying stock will be at or above the barrier level on any observation date so that you will receive a coupon payment on the securities for the applicable interest period or, with respect to the final observation date, so that you do no suffer a loss on your initial investment in the securities.  See “Abercrombie & Fitch Co. Overview” below.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each coupon payment date, upon automatic redemption and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  However, under no circumstances will the securities be redeemed in the first year of the term of the securities.

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Investing in the securities is not equivalent to investing in the common stock of Abercrombie & Fitch Co.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

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No affiliation with Abercrombie & Fitch Co.  Abercrombie & Fitch Co. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to Abercrombie & Fitch Co. in connection with this offering.

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We may engage in business with or involving Abercrombie & Fitch Co. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Abercrombie & Fitch Co. without regard to your interests and thus may acquire non-public information about Abercrombie & Fitch Co.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

published and in the future may publish research reports with respect to Abercrombie & Fitch Co., which may or may not recommend that investors buy or hold the underlying stock.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final observation date.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased (i) the value at which the underlying stock must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the barrier level, which is the value at which the underlying stock must close on the observation dates so that you receive a contingent monthly coupon on the securities and, with respect to the final observation date, so that you are not exposed to the negative performance of the underlying stock at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying stock on the redemption determination dates and the observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent monthly coupon on the securities and the amount of cash you will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial share price and the barrier level and will determine the final share price, whether you receive a contingent monthly coupon on each coupon payment date and/or

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

at maturity, whether the securities will be redeemed on any early redemption date, whether a market disruption event has occurred and whether to make any adjustments to the adjustment factor.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the determination closing price in the event of a market disruption event, may adversely affect the payout to you upon an automatic early redemption or at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final share price has declined below the barrier level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that, in addition to withholding on any contingent monthly coupon as discussed above, payments or deemed payments made after December 31, 2013 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

February 2013	Page 11

Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Abercrombie & Fitch Co. Overview

Abercrombie & Fitch Co. is a specialty retailer of apparel and accessories.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Abercrombie & Fitch Co. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-12107 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Abercrombie & Fitch Co. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on February 26, 2013:

Bloomberg Ticker Symbol:	ANF
Current Stock Price:	$45.46
52 Weeks Ago:	$48.14
52 Week High (on 3/14/2012):	$53.53
52 Week Low (on 8/2/2012):	$29.06
Current Dividend Yield:	1.76%

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2010 through February 26, 2013.  The closing price of the underlying stock on February 26, 2013 was $45.46.  The associated graph shows the closing prices of the underlying stock for each day from January 1, 2008 through February 26, 2013. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the redemption determination dates or the observation dates.
Common Stock of Abercrombie & Fitch Co. (CUSIP 002896207)	High ($)	Low ($)	Dividends ($)
2010
First Quarter	45.64	29.98	0.175
Second Quarter	49.98	30.39	0.175
Third Quarter	39.53	30.71	0.175
Fourth Quarter	58.14	37.75	0.175
2011
First Quarter	59.12	48.36	0.175
Second Quarter	76.35	59.17	0.175
Third Quarter	77.14	56.36	0.175
Fourth Quarter	76.81	44.65	0.175
2012
First Quarter	53.53	40.40	0.175
Second Quarter	53.29	29.78	0.175
Third Quarter	39.36	29.06	0.175
Fourth Quarter	48.99	30.58	0.175
2013
First Quarter (through February 26, 2013)	52.07	45.17	–

We make no representation as to the amount of dividends, if any, that Abercrombie & Fitch Co. may pay in the future.  In any event, as an investor in the Contingent Income Auto-Callable Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Abercrombie & Fitch Co.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Common Stock of Abercrombie & Fitch Co. – Daily Closing Prices January 1, 2008 to February 26, 2013

* The red solid line indicates the barrier level of $31.822, which is 70% of the initial share price.

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of Abercrombie & Fitch Co.  We have derived all disclosures contained in this document regarding Abercrombie & Fitch Co. stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Abercrombie & Fitch Co.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Abercrombie & Fitch Co. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Abercrombie & Fitch Co. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Monthly
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Underlying stock:	The accompanying product supplement refers to the underlying stock as the “underlying shares.”
Underlying stock issuer:	Abercrombie & Fitch Co. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Barrier level:	The accompanying product supplement refers to the barrier level as the “trigger level.”
Day count convention:	30/360
Postponement of coupon payment dates (including the maturity date) and early redemption dates:
If any observation date or redemption determination date is postponed due to a non-trading day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption determination date as postponed, and no adjustment will be made to any coupon payment or early redemption payment made on that postponed date.

Antidilution adjustments:
The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement for auto-callable securities from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption date or at maturity for each security will be as follows:

•      Upon any redemption determination date following the effective date of a reorganization event and prior to the final observation date:  If the exchange property value (as defined below) is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment.

•      Upon the final observation date, if the securities have not previously been automatically redeemed:  You will receive for each security that you hold a payment at maturity equal to:

➢ If the exchange property value on the final observation date is greater than or equal to the barrier level: (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the final observation date

➢ If the exchange property value on the final observation date is less than the barrier level:  securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a spin-off event, the share of the underlying stock with respect to which the spun-off security

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was issued, and (C) in the case of any other reorganization event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock (collectively, the “exchange property”), in an amount equal to the exchange property delivered with respect to a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor, each determined at the time of the reorganization event, or, at our sole option, the cash value of such exchange property as of the final observation date.

Following the effective date of a reorganization event, the contingent monthly coupon will be payable for each observation date on which the exchange property value is greater than or equal to the barrier level.

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than the cash value thereof, we will deliver to The Depository Trust Company (“DTC”), as holder of the securities, at maturity a pro rata share of each such type of exchange property.  We expect that such exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the initial share price or less than the barrier level, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of such cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the determination closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the securities to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the final observation date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent shall be solely responsible for the determination and calculation of any

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Monthly Coupon.  Any contingent monthly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent monthly coupon, which should be treated as discussed above) on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities

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With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a security provides for the return of principal except where the final share price has declined below the barrier level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•      certain former citizens or residents of the United States; or
•      a holder for whom income or gain in respect of the securities is effectively

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connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent monthly coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that, in addition to withholding on any contingent monthly coupon as discussed above, payments or deemed payments made after December 31, 2013 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent monthly coupon and may be filed with the IRS in connection with the payment at maturity on the securities and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in the underlying stock and in futures and/or options contracts on the underlying stock.  Such purchase activity could have increased the initial share price and, therefore, could have increased (i) the value at which the underlying stock must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the barrier level, which is the value at which the underlying stock must close on the observation dates so that you receive a contingent monthly coupon on the securities and, with respect to the final observation date, so that you are not exposed to the negative performance of the underlying stock at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying stock on the redemption determination dates and other observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent monthly coupon on the securities and the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or

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Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

February 2013	Page 21

Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Abercrombie & Fitch Co. due February 29, 2016
With the Coupon and the Payment at Maturity Subject to the Performance of the Common Stock of Abercrombie & Fitch Co.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $35 for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $5 per security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for auto-callable securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated October 19, 2012

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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